Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-01

June 13, 2017

JPMorgan Chase Financial Company llc launches CUSHING® 30 MLP INDEX ETN (NYSE ARCA: PPLN)

New York, June 13, 2017 — JPMorgan Chase Financial Company LLC (JPMCFC) announced that today is the first day of trading on NYSE Arca of its JPMorgan Cushing® 30 MLP Index ETNs due in 2037 under the ticker symbol PPLN. Any payment on the ETNs is fully and unconditionally guaranteed by JPMorgan Chase & Co.

The ETNs are designed to track the performance of the Cushing® 30 MLP Index, which we refer to as the Index, as measured by its VWAP level. The ETNs may pay a variable quarterly coupon based on cash distributions on the components of the Index, subject to the daily deduction of an investor fee of 0.95% per annum. The ETNs offer a weekly investor repurchase provision and will be redeemable, in whole or in part, at the sole discretion of JPMCFC on any business day on or after December 15, 2017.

The Index tracks the performance of publicly traded equity securities of 30 U.S.-based companies that are engaged in, or that hold an entity that is engaged in, the midstream activities of transportation, storage, processing or production of energy commodities. These securities are chosen for inclusion in the Index according to a proprietary valuation model developed by Cushing Asset Management, LP that evaluates various financial criteria to rank potential companies for inclusion in the Index.

The Index was developed by Cushing Asset Management, LP, as index sponsor, and is calculated, maintained and published by S&P Dow Jones Indices LLC, as index calculation agent. The Index is reported on a real-time basis under the Bloomberg ticker MLPX.

An investment in the ETNs involves significant risks. The ETNs may not be suitable for all investors and should be purchased only by knowledgeable investors who understand the potential consequences of investing in the ETNs. Any payment on the ETNs is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the ETNs, and the credit risk of JPMorgan Chase & Co., as guarantor of the ETNs. Investors may lose some or all of their principal amount at maturity or upon early repurchase or redemption. Investors are not guaranteed any coupon payments. The investor fee, and a repurchase fee deducted in the case of early repurchases, will reduce amounts payable on the ETNs. The payment at maturity or upon early repurchase or redemption of the ETNs is linked to the VWAP level of the Index, not to the closing levels of the Index. For further information regarding risks, please see the section entitled “Selected Risk Considerations” in the applicable pricing supplement and the section entitled “Risk Factors” in the applicable product supplement.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for

Media contact: Jessica Francisco, 212-270-1719, jessica.francisco@jpmorgan.com

Sales contact: 1-800-576-3529, jpmorgan_etns@jpmorgan.com

consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

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Media contact: Jessica Francisco, 212-270-1719, jessica.francisco@jpmorgan.com

Sales contact: 1-800-576-3529, jpmorgan_etns@jpmorgan.com